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Exhibit (11) - Statement Re:  Computation of Earnings Per Share

COMPUTATION OF EARNINGS PER SHARE
Comerica Incorporated and Subsidiaries

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(In thousands, except per share data)

                                                   Three Months Ended
                                                        March 31
                                                  -------------------
                                                      1994       1993
                                                  --------    -------
Primary:
  Average shares outstanding                       114,571     118,664
  Common stock equivalent:
    Net effect of the assumed
      exercise of stock options                        893       1,350
                                                  --------    --------
    Primary average shares                         115,464     120,014
                                                  ========    ========

Net income                                        $ 90,863    $ 83,125
Less preferred stock dividends                           -          42
                                                  --------    --------
Income applicable to common
  stock                                           $ 90,863    $ 83,083
                                                  ========    ========
Primary net income per share                         $0.79       $0.69

Fully diluted:
  Average shares outstanding                       114,571     118,664
  Common stock equivalents:
    Net effect of the assumed
      exercise of stock options                        893       1,414
    Average shares reserved for
      conversion of convertible
      debt                                               -         486
                                                  --------    --------
    Fully diluted average shares                   115,464     120,564
                                                  ========    ========

Net income                                        $ 90,863    $ 83,125
Less preferred stock dividends                           -          42
                                                  --------    --------
Income applicable to common
  stock                                           $ 90,863    $ 83,083
Interest on convertible debt
  less related income tax effect                         -          69
                                                  --------    --------
Net income applicable to common
  stock excluding above interest
  (net of income tax effect)                      $ 90,863    $ 83,152
                                                  ========    ========
Fully diluted net income
  per share                                          $0.79       $0.69

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